Exhibit 99.1

Electromed, Inc. Announces Fiscal 2022 Fourth Quarter and Full Year Financial Results

--Record Annual Revenue and Growth Rate

-- Fourth Quarter Revenue Increased 19% Year-Over-Year; Full Year Revenue Increased 16.5%
-- Leveraging Strategic Investments to Accelerate Growth --

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months (“Q4 FY 2022”) and full year (“FY 2022”) ended June 30, 2022.

Q4 FY 2022 Financial Highlights

●	Net revenue increased 19% to a record $11.3 million, from $9.5 million, for the three months ended June 30, 2022 (“Q4 FY 2022”), driven by 21.6% home care revenue growth.

●	Operating income totaled $0.5 million, compared to $0.7 million in Q4 FY 2021.

●	Net income was $0.4 million, or $0.04 per diluted share, compared to $0.4 million, or $0.04 per diluted share, in Q4 FY 2021.

●	Repurchased $0.5 million of common stock at an average price of $12.10 per share under the share repurchase program.

●	Cash as of June 30, 2022 was $8.2 million.

FY 2022 Financial Highlights

●	Net revenue increased 16.5% year over year to $41.7 million, from $35.8 million, during the fiscal year ended June 30, 2022 (“FY 2022”), driven by 15% home care revenue growth.

●	Operating income totaled $3.0 million, compared to $3.1 million in FY 2021.

●	Net income totaled $2.3 million, or $0.26 per diluted share, compared to $2.4 million, or $0.27 per diluted share, in FY 2021.

●	Cash decreased by $3.7 million during fiscal 2022, reflecting $1.5 million used in investing activities, $1.4 million used in the share repurchase program and $0.7 million in net cash used in operating activities.

FY 2022 Strategic Investments to Enhance Future Growth

●	Increased investment in commercial expansion including direct sales rep growth from 37 to 43 and marketing & clinical field support.

●	Increased spending on research and development for next generation product.

●	Increased investment in direct-to-consumer and digital marketing.

●	Conducted a comprehensive research study focused on bronchiectasis and HFCWO market strengthening respective growth strategies.

●	Made key infrastructure investments, including implementing a new revenue cycle management system.

●	Advanced clinical studies to further demonstrate the benefits of SmartVest® Airway Clearance devices; published a retrospective study abstract on outcomes among non-cystic fibrosis bronchiectasis patient with high frequency Chest Wall Oscillation therapy in the American Journal of Respiratory and Critical Care Medicine 2022; completed enrollment of COPD and bronchiectasis patient quality of life improvement pre- and post-SmartVest therapy.

“Electromed had a highly successful fiscal 2022 as we managed through the pandemic and began to realize the benefits of our multiple strategic growth initiatives,” said Kathleen Skarvan, President and Chief Executive Officer of Electromed. “The team has delivered exceptional results, including record revenues in both the fourth quarter and the fiscal year, and growing our estimated home care market share to approximately 19% from 15% over the past three years. The continued investments in our commercial organization, marketing and brand recognition and organizational execution have been pivotal in this fiscal year’s growth and success, and we will continue on this path as we look to the year ahead.”

Fiscal 2023 Strategic Priorities

Ms. Skarvan continued, “During fiscal year 2022, we made excellent strides on our four key strategic pillars: continued sales force growth, direct to consumer marketing, infrastructure to support anticipated sales growth and clinical studies. Looking forward to fiscal year 2023, we will again leverage these strategic growth initiatives to capture additional market share. Pending FDA clearance of our Next Generation SmartVest, we estimate a limited market release in fiscal quarter two. We are confident that our investments in these strategic priorities will accelerate growth and enhance shareholder value. Our long-term objectives:

●	Revenue growth in the mid to high teens, and

●	Operating margin improvement with revenue increases and full market release of the next generation SmartVest.”

For fiscal 2023, strategic investments and priorities include:

●	Expand our sales force in targeted-geographies with high potential, adding an additional five territories and direct sales reps.

●	Introduce our Next-Generation SmartVest device with innovative features that will appeal to patients.

●	Expand Electromed brand awareness through direct-to-consumer and physician marketing, and peer to peer education.

●	Provide best-in-class customer care and support.

●	Further develop and promulgate the body of Bronchiectasis clinical evidence to increase physician adoption of the SmartVest® System for patients.

Q4 FY 2022 Review

Net revenue in the fourth quarter of the Company’s fiscal year ending June 30, 2022 (“fiscal 2022”) increased 18.9% to $11.3 million, from $9.5 million in the fourth quarter of the Company’s fiscal year ended June 30, 2021 (“fiscal 2021”), primarily driven by 21.6% growth in the home care business which benefitted from an increase in direct sales representatives, increased sales representative productivity driven by increased clinic access and patient flow, our sales team refining their selling process and clinic targeting methodology, and benefits of the CMS waiver on the non-commercial Medicare portion of our home care revenue. Field sales employees totaled 52, of which 43 were direct sales, at the end of the fourth quarter of fiscal 2022, compared to 46 at the end of the fourth quarter of fiscal 2021, of which 37 were direct sales. Sales force productivity continued to improve during the quarter, with annualized home care revenue per direct sales rep at $953,000, above the targeted range of $800,000 to $900,000.

Distributor revenue increased 300% to $0.4 million in the fourth quarter of fiscal 2022 from $0.1 million in the same period in fiscal 2021, primarily due to increased demand from one of our key distribution partners. Institutional revenue declined 6.5% to $0.5 million in the fourth quarter of fiscal 2022, and international revenue decreased 75.3% to $0.1 million in the fourth quarter of fiscal 2022.

Gross profit in the fourth quarter of fiscal 2022 increased to $8.1 million, or 72.0% of net revenues, from $6.9 million, or 73.2% of net revenues, in the fourth quarter of fiscal 2021, as rising raw material and shipping costs were offset by higher Medicare allowable pricing, increased operational efficiencies and fixed cost leverage on higher revenue. Electromed expects gross margin percentage to be in the mid 70% range during fiscal 2023, which is consistent with our historical gross margin performance range.

Operating income totaled $0.5 million in the fourth quarter of fiscal 2022, compared to $0.7 million in the fourth quarter of fiscal 2021. The higher operating cost was driven by increased strategic investment in sales, general and administrative costs, offset by 19% revenue growth compared to the fourth quarter of fiscal 2021.

Net income for the fourth quarter of fiscal 2022 was $0.4 million, or $0.04 per diluted share, compared to $0.4 million, or $0.04 per diluted share, in the fourth quarter of fiscal 2021.

As of June 30, 2022 Electromed had $8.2 million in cash, $21.1 million in accounts receivable, no debt, for a working capital of $27.4 million, and shareholders’ equity of $34.2 million.

FY 2022 Summary

For the fiscal year ended June 30, 2022, revenue grew 16.5% to $41.7 million, from $35.8 million in FY 2021, driven by a 15.2% increase in home care revenue, 7.2% increase in institutional revenue, and 161.8% increase in distributor revenue, which more than offset a 20.8% decline in international revenue. Gross margins were 75.5%, compared to 76.4% in the prior fiscal year, while net income was $2.3 million, or $0.26 per diluted share, compared to $2.4 million, or $0.27 per diluted share, in FY 2021. The Company’s cash decreased by $3.7 million, driven by $1.4 million of cash used to repurchase shares during the year as well as $1.5 million used in investing activities.

Share Repurchase Program

In May 2021, Electromed’s Board of Directors approved a new $3.0 million share repurchase program. During the quarter, we also repurchased approximately 41,000 shares at a total cost of $0.5 million.

Conference Call

Interested parties may participate in the call by dialing (877) 407-0789 (Domestic) or (201) 689-8562 (International), and using pin number 13730926.

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s web site and directly via the following link:

https://services.choruscall.com/mediaframe/webcast.html?webcastid=n0KYeYTK

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 13730926. Additionally, an online replay will be available in the Investor Relations section of Electromed’s website at: http://investors.smartvest.com/.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the Covid-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Contacts

Michelle Wirtz, Interim Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Source: Electromed, Inc.

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	June 30, 2022	June 30, 2021
Assets
Current Assets
Cash and cash equivalents	$8,153,000	$11,889,000
Accounts receivable (net of allowances for doubtful accounts of $45,000)	21,052,000	17,032,000
Contract assets	286,000	393,000
Inventories	3,178,000	2,114,000
Prepaid expenses and other current assets	1,870,000	276,000
Total current assets	34,539,000	31,704,000
Property and equipment, net	4,568,000	3,605,000
Finite-life intangible assets, net	599,000	663,000
Other assets	120,000	88,000
Deferred income taxes	1,538,000	1,049,000
Total assets	$41,364,000	$37,109,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$1,261,000	$685,000
Accrued compensation	2,742,000	2,474,000
Income tax payable	51,000	288,000
Warranty reserve	1,256,000	940,000
Other accrued liabilities	1,840,000	252,000
Total current liabilities	7,150,000	4,639,000
Other long-term liabilities	41,000	54,000
Total liabilities	7,191,000	4,693,000

Commitments and Contingencies

Shareholders' Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,475,438 and 8,533,209 shares issued and outstanding, respectively	85,000	85,000
Additional paid-in capital	18,308,000	17,409,000
Retained earnings	15,780,000	14,922,000
Total shareholders’ equity	34,173,000	32,416,000
Total liabilities and shareholders’ equity	$41,364,000	$37,109,000

Electromed, Inc.

Condensed Statements of Operations

	Three Months Ended June 30		Twelve Months Ended June 30
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)
Net revenues	$11,268,000	$9,469,000	$41,659,000	$35,756,000
Cost of revenues	3,152,000	2,536,000	10,217,000	8,451,000
Gross profit	8,116,000	6,931,000	31,442,000	27,305,000

Operating expenses
Selling, general and administrative	7,309,000	5,953,000	27,114,000	22,443,000
Research and development	315,000	326,000	1,356,000	1,722,000
Total operating expenses	7,624,000	6,279,000	28,470,000	24,165,000
Operating income	492,000	652,000	2,972,000	3,140,000
Interest income (expense), net	5,000	(2,000)	25,000	27,000
Net income before income taxes	497,000	650,000	2,997,000	3,167,000

Income tax expense	116,000	250,000	692,000	805,000

Net income	$381,000	$400,000	$2,305,000	$2,362,000

Income per share:
Basic	$0.05	$0.05	$0.27	$0.28

Diluted	$0.04	$0.04	$0.26	$0.27

Weighted-average common shares outstanding:
Basic	8,427,404	8,588,093	8,471,320	8,566,224
Diluted	8,735,154	8,897,595	8,768,703	8,911,842

Electromed, Inc.

Condensed Statements of Cash Flows

	For the Years Ended June 30,
	2022	2021
Cash Flows From Operating Activities
Net income	$2,305,000	$2,362,000
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	503,000	477,000
Amortization of finite-life intangible assets	125,000	133,000
Share-based compensation expense	976,000	1,024,000
Deferred income taxes	(489,000)	(294,000)
Changes in operating assets and liabilities:
Accounts receivable	(4,020,000)	(4,091,000)
Contract assets	107,000	510,000
Inventories	(1,072,000)	971,000
Prepaid expenses and other current assets	(1,322,000)	151,000
Income tax receivable	(237,000)	550,000
Accounts payable and accrued liabilities	2,170,000	214,000
Accrued compensation	268,000	1,070,000
Net cash (used in) provided by operating activities	(686,000)	3,077,000

Cash Flows From Investing Activities
Investment in property and equipment	(1,425,000)	(287,000)
Investment in finite-life intangible assets	(100,000)	(161,000)
Net cash used in investing activities	(1,525,000)	(448,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	-	46,000
Taxes paid on stock options exercised on a net basis	(77,000)	(141,000)
Repurchase of common stock	(1,448,000)	(1,124,000)
Net cash used in financing activities	(1,525,000)	(1,219,000)
Net (decrease) increase in cash	(3,736,000)	1,410,000

Cash And Cash Equivalents
Beginning of period	11,889,000	10,479,000
End of period	$8,153,000	$11,889,000